Exhibit 10.46

Description of Compensation Arrangements for Certain Executive Officers

Following is a description of the compensation arrangements for each of the Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K) of Constellation Brands, Inc. The Company’s Named Executive Officers are (1) Richard Sands, (2) Robert Sands, (3) Stephen B. Millar, (4) Alexander L. Berk, and (5) Thomas S. Summer. Specific compensation information for each of these individuals for the fiscal year ended February 28, 2006 (“FY 2006”) will be disclosed in the Company’s proxy statement for its 2006 annual meeting and other specific compensation information is disclosed from time to time as required by Form 8-K.

Generally, the compensation for these executive officers consists of base salary, annual cash bonus compensation, long-term incentive compensation, the right to participate in various benefit plans sponsored by the Company or a subsidiary of the Company, and perquisites. Each of the Named Executive Officers, other than Messrs. Millar and Berk, is an “at-will” employee of the Company and serves at the pleasure of the Board of Directors. Mr. Berk is employed pursuant to an employment contract, which is filed through incorporation by reference as Exhibits 10.2 and 10.3 to this Form 10-K for FY 2006 (the “Form 10-K”). As previously announced, Mr. Millar retired from his position of Chief Executive Officer, Constellation Wines, effective February 28, 2006, and his role as an executive officer. While he has retired from this position, he has retained an employment relationship with the Company and his employment contract is filed with or through incorporation by reference as Exhibits 10.41 through 10.44 to the Form 10-K. Mr. Summer’s original offer letter also is filed through incorporation by reference as Exhibit 10.38 to the Form 10-K.

In the course of the employment relationship with each of the Company’s executive officers, including each Named Executive Officer, the Company communicates to the executive officers the amount of base salary, target bonus opportunity, and long-term incentive compensation approved by the Human Resources Committee of the Board of Directors, which compensation is subject to change in the discretion of the Human Resources Committee. The following are the base salaries (on an annual basis) of the Company’s Named Executive Officers* for FY 2006 and the fiscal year ending February 28, 2007 (“FY 2007”):

Name and Title	FY 2006 Base Salary	FY 2007 Base Salary

Richard Sands, Chairman of the Board and Chief Executive Officer	$1,000,000	$1,040,000

Robert Sands, President and Chief Operating Officer	$820,000	$852,800

Alexander L. Berk, Chief Executive Officer, Constellation Beers and Spirits	$584,768	$608,159

Thomas S. Summer, Executive Vice President and Chief Financial Officer	$441,334	$487,675
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* The Company has previously announced that the remaining Named Executive Officer, Stephen Millar, retired from his position of Chief Executive Officer, Constellation Wines, effective February 28, 2006. While he has retained an employment relationship with the Company, no action was taken with respect to his FY 2007 base salary. As previously reported, Mr. Millar’s base salary in FY 2006 was $726,294. Since Mr. Millar is paid in Australian dollars, this amount was converted into United States dollars at a conversion rate of Australia A$1 = US$ 0.79.

The annual cash bonus compensation for each of the Named Executive Officers is determined by the Human Resources Committee pursuant to the Company’s Annual Management Incentive Plan. Pursuant to that Plan, the Committee would award cash bonuses to participants in the event the Company attains one or more pre-set performance targets. The Annual Management Incentive Plan and the 2006 Fiscal Year Award Program thereunder are filed through incorporation by reference as Exhibits 10.19 through 10.22 to the Form 10-K.

Long-term incentive awards in the form of options are another element of compensation that the Human Resources Committee makes available to employees, including Named Executive Officers. Long-term incentive awards in the form of, among others, stock options, stock appreciation rights and restricted stock are available for grant under the Company’s Long-Term Stock Incentive Plan and the Company’s Incentive Stock Option Plan. These plans and the form of Terms and Conditions Memorandum provided to recipients of options under each of these plans are filed with or through incorporation by reference as Exhibits 10.4 through 10.11 and 10.14 through 10.18 to the Form 10-K.

Named Executive Officers also are eligible to participate in the Company’s 1989 Employee Stock Purchase Plan, an Internal Revenue Code Section 423 plan which allows employees to purchase shares of Company Class A Common Stock at a discount through salary deductions. This plan is filed through incorporation by reference as Exhibit 99.1 to the Form 10-K.

Named Executive Officers who are resident in the United States are eligible to participate in the Company’s 401(k) and Profit Sharing Plan, an Internal Revenue Code Section 401(k) plan, under which the Company can make to each participant a matching contribution and a profit sharing contribution. That plan is generally available to salaried employees.

In addition, those Named Executive Officers who are resident in the United States also are eligible to participate in the Company’s Supplemental Executive Retirement Plan and the Company’s 2005 Supplemental Executive Retirement Plan. Mr. Millar, who is a resident of Australia, is eligible to participate in the Hardy Wine Company Superannuation Plan. These three plans are filed through incorporation by reference as Exhibits 10.25 through 10.29 and 10.45 to the Form 10-K.

The current executive officers, including those who are Named Executive Officers, also receive customary employee benefits, such as the ability to participate in the Company’s health insurance program, long-term and short-term disability insurance programs, Paid Time Off (vacation/sick leave), and life insurance programs. In addition, the current executive officers, including those who are Named Executive Officers, also have the ability to receive an expanded annual physical health review on a voluntary basis.

Mr. Berk has use of a Company automobile and a club membership. The Company’s current executive officers, including those who are Named Executive Officers, are permitted to make personal use of the corporate aircraft. They also receive complimentary wine and spirits products, are eligible to participate in a matching contribution program of the Company whereby they can direct a portion of the Company’s charitable contributions not in excess of $5,000, and also receive miscellaneous nominal benefits. During FY 2006, Mr. Millar had use of a Company automobile and received air transportation services and telephone services.